EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Oppenheimer Holdings Inc. (the “Company”) of our report dated March 10, 2005, except for the restatement described in Note 1(s) to the consolidated financial statements and the matter described in the fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 16, 2005, relating to the financial statements which appear in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

New York New York

November 1, 2005